UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014

Resource Capital Corp.

(Exact name of registrant as specified in its chapter)

Maryland	1-32733	20-2287134
(State or other jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification No.)

712 Fifth Avenue, 12th Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-974-1708

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 3, 2014, Resource Capital Corp. (the “Company”) and Resource Capital Manager, Inc. entered into an underwriting agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the underwriters named therein (collectively, the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of the Company’s newly classified and designated 8.625% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”). Pursuant to the Underwriting Agreement, the Company agreed to issue and sell to the Underwriters a total of 5,060,000 shares of Series C Preferred Stock, including up to 660,000 shares issuable upon the exercise by the Underwriters of their over-allotment option. On June 6, 2014, the Underwriters notified the Company of their intention to purchase 400,000 shares of Series C Preferred Stock pursuant to their over-allotment option. The anticipated net proceeds of the Offering, including the purchase by the Underwriters of 400,000 shares pursuant to their over-allotment option, and after underwriting discounts and estimated expenses, will be approximately $115.9 million. Closing of the Offering is scheduled for June 10, 2014.

The Underwriting Agreement contains customary representations, warranties and covenants among the parties as of the date of entering into such Underwriting Agreement; these representations, warranties and covenants are not factual information to investors about the Company. The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

The shares of Series C Preferred Stock to be issued and sold in the Offering were registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 (Registration No. 333-195844), filed by the Company with the Securities and Exchange Commission on May 9, 2014 (the “Registration Statement”). The Offering is being made under the prospectus supplement dated June 3, 2014 (“Prospectus Supplement”), and the accompanying prospectus dated May 9, 2014, constituting a part of the Registration Statement.

Item 3.03	Material Modification to Rights of Security Holders

The information set forth under Item 5.03 regarding the Articles Supplementary (as defined below) is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On June 9, 2014, in connection with the Offering, the Company filed with the Maryland State Department of Assessments and Taxation Articles Supplementary (the “Articles Supplementary”) to the Company’s Articles of Incorporation classifying the Series C Preferred Stock.

The Series C Preferred Stock ranks senior to the Company’s common stock (“Common Stock”) with respect to distribution rights and rights upon liquidation and ranks on a parity with the Company’s 8.50% Series A Cumulative Redeemable Preferred Stock and 8.25% Series B Cumulative Redeemable Preferred Stock. The Series C Preferred Stock has no maturity date and is not subject to mandatory redemption. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely unless repurchased or redeemed by the Company or converted into shares of Common Stock in connection with certain changes of control (as described in the Articles Supplementary).

At any time on or after July 30, 2024, the Company may, at its option and subject to certain limited exceptions, redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share plus an amount equal to any accrued and unpaid distributions thereon to, but excluding, the date of redemption. In addition, the Company, at any time, may redeem the Series C Preferred Stock following certain changes of control, as described in the Articles Supplementary. If the Company does not exercise this special optional redemption right upon a change of control, then holders of Series C Preferred Stock will have the right to convert some or all of the shares of Series C Preferred Stock held by such holder into a number of shares of Common Stock per share of Series C Preferred Stock as set forth in the Articles Supplementary. Following a change of control (as described in the Articles Supplementary), if the Company exercises any of its redemption rights relating to the Series C Preferred Stock, the holders of shares of Series C Preferred Stock will not have such conversion right with respect to the shares of Series C Preferred Stock called for redemption.

A copy of the Articles Supplementary has been filed as Exhibit 3.3 to the Company’s Form 8-A filed on June 9, 2014 and is incorporated herein by reference. The description of the material terms of the Series C Preferred Stock and the Articles Supplementary is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement dated June 3, 2014, by and among Resource Capital Corp., Resource Capital Manager, Inc. and Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the underwriters named therein.

3.1	Articles Supplementary to Articles of Incorporation of Resource Capital Corp., incorporated by reference to Exhibit 3.3 to Form 8-A filed by Resource Capital Corp. with the Securities and Exchange Commission on June 9, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resource Capital Corp.

Date: June 9, 2014		/s/ David J. Bryant
	Name:	David J. Bryant
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement dated June 3, 2014, by and among Resource Capital Corp., Resource Capital Manager, Inc. and Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the underwriters named therein.

3.1	Articles Supplementary to Articles of Incorporation of Resource Capital Corp., incorporated by reference to Exhibit 3.3 to Form 8-A filed by Resource Capital Corp. with the Securities and Exchange Commission on June 9, 2014.